EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of 6th day of October, 2006, by and between Integrated Performance Systems, Inc., a New York corporation ("IPS" or the "Non-Surviving Company"), and Global Innovation Corp., a Delaware corporation ("Global" or the "Surviving Company").

WHEREAS, IPS owns all of the issued and outstanding shares of capital stock of Global; and

WHEREAS, IPS desires to reincorporate in the State of Delaware by merging with and into Global with Global continuing as the surviving corporation in such merger upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of New York and the State of Delaware.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto have agreed as follows:

1. THE MERGER.

(a) The Merger. Subject to the terms and conditions of this Agreement and pursuant to the provisions of the New York Business Corporate Law (the "NYBCL"), including, without limitation, Sections 905 and 907 thereof, and the Delaware General Corporation Law (the "DGCL"), including, without limitation, Section 253 thereof, at the Effective Time (as such term is defined in Section 1(b) below), IPS shall be merged with and into Global (the "Merger"), the separate corporate existence of IPS shall cease and Global shall continue as the Surviving Company under the laws of the State of Delaware.

(b) The Effective Time of the Merger. Upon receipt of all requisite shareholder approvals, (i) IPS shall file a duly executed Certificate of Merger with the New York Department of State (the "NY Certificate of Merger"), and (ii) IPS, on behalf of Global, shall file a duly executed Certificate of Ownership and Merger with the Delaware Secretary of State (the "DE Certificate of Merger"). The "Effective Time" of the Merger shall be the later of: (i) the date and time of acceptance for filing with the New York Secretary of State of the NY Certificate of Merger, (ii) the date and time of acceptance for filing with the Delaware Secretary of State of the DE Certificate of Merger, or (iii) such other time as shall be agreed to by the parties and set forth in the NY Certificate of Merger and the DE Certificate of Merger, as applicable.

(c) Effect of the Merger. At the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers, immunities and franchises, both of a public and private nature, of each of IPS and Global, and shall be subject to all of the restrictions, disabilities and duties of each of IPS and Global; all of the rights, privileges, powers, immunities and franchises of each of IPS and Global, and all property (real, personal and mixed), and all debts due to either of IPS or Global on whatever account, for stock subscriptions as well as all other things in action or causes of action, and every other asset belonging to of each of IPS or Global, shall be vested in the Surviving Company; and all property, rights, privileges, powers, immunities and franchises and all and every other interest shall thereafter be the property of the Surviving Company as they were of IPS and Global. All rights of creditors and all liens upon any property of either IPS or Global shall be preserved unimpaired, and all debts, liabilities and duties of each of IPS and Global shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Company.

(d) Designation and Outstanding Shares. As to IPS and Global, the designation and number of outstanding shares of each class and series are as follows:

Name of Corporation - Shares entitled to vote	Shares entitled to vote as a class or series

Integrated Performance Systems, Inc. - Common	60,652,194
Integrated Performance Systems, Inc. - Series F Convertible Preferred	193,829
Global Innovation Corp.	1,000

(e) Certificate of Incorporation of the Surviving Company. The Certificate of Incorporation of Global in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company from and after the Effective Time and shall continue in full force and effect until otherwise changed, altered, amended or canceled as therein provided and in the manner prescribed in the DGCL.

(f) Bylaws of the Surviving Company. The Bylaws of Global in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company from and after the Effective Time and shall continue in full force and effect until otherwise changed, altered, amended or repealed as therein provided and in the manner prescribed in the DGCL.

(g) Board of Directors and Officers of the Surviving Company. The Board of Directors and officers of IPS in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, as applicable, shall serve as the Board of Directors and officers of the Surviving Company from and after the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Company and their respective terms of office shall not be changed as a result of the Merger.

(h) Tax Treatment of the Merger. The parties hereto intend that the Merger shall be treated as a tax-free reorganization in accordance with the United States Internal Revenue Code of 1986, as amended, and each party shall file all tax returns, and take all other actions for tax purposes, in a manner consistent therewith.

(i) Submission to Vote of Shareholders. This Agreement shall be submitted to the shareholders of IPS, as provided by applicable law, and shall take effect, and be deemed to be the Agreement and Plan of Merger of the IPS and Global, upon the approval or adoption thereof by said shareholders of IPS in accordance with the requirements of the NYBCL.

2. CONVERSION OF SHARES.

(a) Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) All shares of the common stock, par value $.01 per share, of Global ("Delaware Common Stock") which are owned by IPS and which are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

(ii) Every twenty-five (25) shares of common stock, par value $.01 per share, of IPS ("New York Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically combined and converted into and represent and become one validly issued, fully paid and non-assessable share of Delaware Common Stock.

(iii) Each share of Series F Convertible Preferred Stock, par value $0.01 per share, of IPS ("New York Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into and represent and become forty (40) validly issued, fully paid and non-assessable shares of Delaware Common Stock.

(iv) Upon the exchange and conversion described in this Section 2(a), in lieu of issuing certificates for fractional shares, fractional shares of Delaware Common Stock will be rounded up to one whole share, and a record holder entitled to receive a fractional share will receive one whole share of Delaware Common Stock.

(b) Exchange of Certificates. At the Effective Time, each stock certificate representing New York Common Stock or New York Preferred Stock will automatically represent such number of shares of Delaware Common Stock as set forth in Section 2(a) above. At any time on or after the Effective Time of the Merger, each holder of New York Common Stock or New York Preferred Stock will be entitled, upon request, and surrender of such certificates, to the Surviving Corporation, to receive in exchange therefor one or more new stock certificates evidencing ownership of such number of full shares of Delaware Common Stock as represented by the certificate or certificates surrendered by such holder representing the New York Common Stock or New York Preferred Stock. If any certificate representing shares of Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate or other writing so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Delaware Common Stock in any name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.

(c) Lost and Stolen Certificates. In the event that any stock certificate representing New York Common Stock or New York Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed, Global shall issue or cause to be issued in exchange for such lost, stolen or destroyed stock certificate the number of shares of Delaware Common Stock into which such shares are converted in the Merger in accordance with Section 2(a). When authorizing such issuance, the Board of Directors of Global may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond to Global (in such form and amount as the Board of Directors of Global may direct) as an indemnity against any claim that may be made against Global with respect to the certificate alleged to have been lost, stolen or destroyed.

(d) Stock Options, Warrants, Debentures, Preferred Stock and Other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue shares of New York Common Stock that are outstanding immediately prior to the Effective Time (whether or not contingent or otherwise requiring further shareholder approval), other than the shares of New York Preferred Stock which will be converted in accordance with Section 2(a), shall be converted into a stock option, warrant, convertible security or other contractual commitment or agreement to purchase or issue shares of Delaware Common Stock on the same terms as prior to the Effective Time, except that any rights or obligations therein relating to shares of New York Common Stock shall be converted to rights or obligations relating to shares of Delaware Common Stock in accordance with the provisions of Section 2(a). All employee benefit plans of IPS will be assumed and continued by Global following the Effective Time, and such number of shares of Delaware Common Stock will be authorized to be issued under such plan shall equal to the number of shares of New York Common Stock authorized to be issued under such plan immediately prior to the Effective Time taking into effect the conversion contemplated by the provisions of Section 2(a)(ii).

(e) Closing of Transfer Books. At the Effective Time, the stock transfer books of IPS shall be closed and no transfer of shares of New York Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of New York Common Stock are presented to the Surviving Company or its transfer agent, they shall be canceled and exchanged for certificates representing shares of Delaware Common Stock in accordance with the terms hereof. At and after the Effective Time, the holders of shares of New York Common Stock to be exchanged for shares of Delaware Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of IPS except for the right to surrender such stock certificates in exchange for shares of Global Common Stock as provided hereunder.

3. MISCELLANEOUS.

(a) Fees and Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own costs and expenses incident to the preparation of this Agreement, the consummation of the Merger, and the performance of and compliance with all of the agreements and conditions contained herein.

(b) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall he in writing and shall be deemed to have been duly given if delivered personally or mailed by overnight delivery service or by first class mail postage prepaid, or sent by telecopier, to the parties at the following address (or at such other address of a party as shall be specified by like notice): 901 Hensley Lane, Wylie, Texas 75098, Attn: Brad Peters.

(c) Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective succes sors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(d) Amendment, Modification and Termination. Notwithstanding the approval and adoption of this Agreement by the Boards of Directors of IPS and Global and/or the shareholders of IPS, and subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, or terminated and abandoned by the Boards of Directors of IPS or Global or both, in part or in its entirety, or the consummation of the Merger may be postponed without any action of the shareholders of IPS or Global, at any time prior to the filing of any required Merger documents with the Secretary of State of either the State of New York or the State of Delaware.

(e) Section Headings. The Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f) Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles or rules thereof.

(g) Integration. This Agreement sets forth and is intended to be an integration of all of the promises, agreements, conditions, understandings, covenants, warranties and representations among the parties with respect to the Merger and there are no promises, agreements, conditions, understandings, covenants, warranties or representations, oral or written, express or implied, among the parties with respect to the transactions contemplated other than as set forth herein. Any and all prior agreements among the parties with respect to the Merger are hereby revoked.

(h) Further Actions. Each of IPS and Global will use its commercially reasonable efforts to cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of New York and the State of Delaware, and to be performed within the State of New York and the State of Delaware and elsewhere all acts necessary to effectuate the Merger.

(i) Service of Process. By signing below, the Surviving Company agrees that it may be served with process in the State of New York in any proceeding for the enforcement of any obligation of the Non-Surviving Company and in any proceeding for the enforcement of the rights of a dissenting shareholder, if any, of the Non-Surviving Company against the Surviving Company. The Surviving Company hereby appoints the Secretary of State of the State of New York as its agent to accept service of process in any such proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Integrated Performance Systems, Inc., a New York corporation

By: /s/ BRAD JACOBY
Name: Brad Jacoby
Title: Chief Executive Officer

Global Innovation Corp., a Delaware corporation

By: /s/ BRAD JACOBY
Name: Brad Jacoby
Title: Chief Executive Officer